EXHIBIT 16

                              YANG HOLDING COMPANY
                         2666 TIGERTAIL AVE., SUITE 104
                              MIAMI, FLORIDA 33133


VIA FAX

March 20, 2000

Mr. Steven H. Dohan, CPA
Dohan and Company, PA
7700 North Kendall Drive
Suite 204
Miami, FL  33156-7564

RE:  YANG HOLDING COMPANY

Dear Mr. Dohan:

We regret to inform you that we have appointed Berkovitz & Company, P.A. for purposes of its SEC accounting. In this connection, Yang Holding Company is required to file a Form 8-K with the SEC and to include a letter from your firm agreeing with the contents of the Form 8-K or stating reasons you believe it not to be accurate.

I am enclosing a copy of the Form 8-K which Yang Holding Company intends to file with the SEC. I am requesting that you provide a letter to accompany that filing as required by the regulations. I am enclosing a proposed letter from your firm, if you agree with it.

I would appreciate receiving your signed letter as soon as possible. If you have any questions, please feel free to telephone me to discuss it.

Best personal regards.

Very Truly Yours,


James Chow
President